                                   EXHIBIT 99

                          Codorus Valley Bancorp, Inc.
                       Press Release dated April 14, 2006

                      Cash and Stock Dividend Declarations
                            and Financial Highlights

On April 11, 2006, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY) declared a regular quarterly cash dividend of $.13 (13 cents) per share, payable on or before May 9, 2006, to shareholders of record April 25, 2006. In addition, a 5 percent stock dividend was declared, payable on or before June 8, 2006, to shareholders of record April 25, 2006.

Codorus Valley earned $1,361,000 or $.41 per share ($.40 diluted) for the quarter ended March 31, 2006, compared to $1,228,000 or $.37 per share ($.36 diluted) for the same quarter of 2005. The $133,000 or 11 percent increase in net income was the result of increases in net interest income and noninterest income, which more than offset an increase in noninterest expense. The $723,000 or 18 percent increase in net interest income was attributable to an increase in interest income from a larger volume of business and consumer loans and loan fees. The $118,000 or 10 percent increase in noninterest income (including gains) was primarily attributable to increases in trust fees and service charges on deposit accounts, which resulted from increased sales and business growth. The $640,000 or 20 percent increase in noninterest expense was attributable in part to corporate expansion, which increased personnel, occupancy, and furniture and equipment expenses. PeoplesBank, Codorus Valley's banking subsidiary, opened two full service financial centers and renovated two existing financial centers during the prior year, which increased 2006 operating costs. The increase in personnel expense also reflected the planned addition of key sales and support staff, and normal merit increases. The increase in other expense was attributable in part to increases in charitable donations (net of state tax credits), ATM/debit card processing (increased transaction volume) and carrying costs on problem assets (the prior year included a gain from the sale of real estate acquired in satisfaction of debt, which lowered this expense in 2005).

Total assets were approximately $490 million on March 31, 2006, an increase of $70 million or 17 percent above March 31, 2005. Asset growth occurred primarily in business and consumer loans, which were funded by growth in deposits. Additional financial information is provided in the Financial Highlights section of this Press Release.

Codorus Valley Bancorp, Inc. is a financial services holding company headquartered at Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania. Codorus Valley operates primarily through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank provides a full range of business and consumer banking services through fourteen financial centers throughout York County, PA, and operates a loan production office in Towson, MD. It also offers mortgage banking, investment, insurance, trust and real estate settlement services. Additional information is available on the bank's website--www.peoplesbanknet.com.

Management of Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as "believes," "expects," "anticipates" or similar expressions occur in this Press Release, management is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release.

Questions or comments regarding this Press Release should be directed to Codorus Valley's President and CEO, Larry J. Miller, or Treasurer, Jann A. Weaver. Mr. Miller can be contacted by telephone at 717-747-1500 or 800-646-1970; or by e-mail at lmiller@peoplesbanknet.com. Mr. Weaver can be contacted by telephone at 717-747-1502 or by e-mail at jweaver@peoplesbanknet.com.

April 14, 2006
York, Pennsylvania


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

                          CODORUS VALLEY BANCORP, INC.
                              FINANCIAL HIGHLIGHTS

             Condensed Consolidated Statements of Income (Unaudited)
                (in thousands of dollars, except per share data)

                                                          Three months ended
                                                               March 31,
                                                          ------------------
                                                            2006     2005
                                                           ------   ------
Interest income                                            $7,788   $5,865
Interest expense                                            3,092    1,892
                                                           ------   ------
   Net interest income                                      4,696    3,973
Provision for loan losses                                     210      200
Noninterest income                                          1,195    1,099
Gain on sale of mortgages                                      88       66
Noninterest expense                                         3,921    3,281
                                                           ------   ------
   Income before income taxes                               1,848    1,657
Federal income tax                                            487      429
                                                           ------   ------
   Net income                                              $1,361   $1,228
                                                           ======   ======
Basic earnings per share                                   $ 0.41   $ 0.37
Diluted earnings per share                                 $ 0.40   $ 0.36

            Condensed Consolidated Statements of Financial Condition
                            (in thousands of dollars)

                                                               March 31,    December 31,    March 31,
                                                                 2006           2005          2005
                                                              (Unaudited)     (Audited)    (Unaudited)
                                                              -----------   ------------   -----------
Cash and short term investments                                 $ 21,077      $ 12,085      $ 12,297
Investment securities                                             69,774        69,664        71,555
Loans                                                            373,957       369,631       311,634
Allowance for loan losses                                         (2,763)       (2,538)       (2,064)
Premises and equipment, net                                       11,054        10,962        10,698
Other assets                                                      16,431        16,248        15,731
                                                                --------      --------      --------
   Total assets                                                 $489,530      $476,052      $419,851
                                                                ========      ========      ========

Deposits                                                        $407,438      $385,154      $344,585
Borrowed funds                                                    39,320        49,493        35,855
Other liabilities                                                  3,215         2,676         2,941
Shareholders' equity                                              39,557        38,729        36,470
                                                                --------      --------      --------
   Total liabilities and shareholders' equity                   $489,530      $476,052      $419,851
                                                                ========      ========      ========


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

                          CODORUS VALLEY BANCORP, INC.
                              FINANCIAL HIGHLIGHTS

                       Selected Financial Data (Unaudited)

                                                                  Quarterly
                                               -----------------------------------------------
                                                 2006      2005      2005      2005      2005
                                               1st Qtr   4th Qtr   3rd Qtr   2nd Qtr   1st Qtr
                                               -------   -------   -------   -------   -------
Earnings and Per Share Data (1)
   (in thousands, except per share data)
   Net income                                   $1,361    $1,021    $1,283    $1,085    $1,228
   Basic earnings per share                     $ 0.41    $ 0.31    $ 0.39    $ 0.33    $ 0.37
   Diluted earnings per share                   $ 0.40    $ 0.30    $ 0.38    $ 0.32    $ 0.36
   Cash dividends per share                     $0.124    $0.124    $0.119    $0.113    $0.113
   Book value per share                         $11.92    $11.67    $11.54    $11.36    $11.04
   Average shares outstanding                    3,319     3,316     3,314     3,307     3,302
   Average diluted shares outstanding            3,394     3,385     3,374     3,373     3,372

Performance Ratios (%)
   Return on average assets                       1.13      0.88      1.17      1.02      1.18
   Return on average equity                      13.79     10.54     13.45     11.66     13.43
   Return on average realized equity (2)         13.64     10.44     13.41     11.62     13.46
   Net interest margin (3)                        4.35      4.17      4.14      4.05      4.30
   Efficiency ratio (4)                           64.3      68.5      64.2      66.4      62.8

Asset Quality Ratios (%)
   Net loan charge-offs to average loans (5)     (0.02)    (0.01)     0.10      0.04      0.00
   Allowance for losses to total loans            0.74      0.69      0.68      0.69      0.66
   Nonperforming assets to total loans
   and other real estate                          1.03      0.28      1.13      0.18      0.26

Capital Ratios (%)
   Average equity to average assets               8.19      8.35      8.67      8.79      8.81
   Tier 1 leverage capital ratio                  8.84      9.57      9.62      9.56      9.46
   Tier 1 risk-based capital ratio               10.64     10.61     11.32     11.52     11.63
   Total risk-based capital ratio                11.33     11.26     11.95     12.15     12.24

(1) per share amounts and shares outstanding were adjusted for stock dividends declared

(2) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(3) net interest income (tax-equivalent) as a percentage of average earning assets

(4) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(5)  net loan charge-offs are annualized


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